Contact:
Barrier Therapeutics, Inc.
Anne M. VanLent
609-945-1202

Noonan Russo
Emily Poe
212-845-4266

FOR IMMEDIATE RELEASE

Barrier Therapeutics Announces Phase 3 Results for Hyphanox™
in Vaginal Candidiasis

Product Fails to Meet Primary Endpoint of Non-Inferiority Versus Fluconazole

-Company to Host Conference Call Today at 5:30 PM, Eastern Time-

Princeton, NJ, June 29, 2005–Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced that its oral antifungal product candidate, Hyphanox™, failed to reach the primary endpoint of therapeutic cure in its Phase 3 non-inferiority trial for the treatment of vaginal candidiasis, commonly known as a vaginal yeast infection. The trial was designed to demonstrate that a single dose of Hyphanox, a novel patented formulation of the antifungal itraconazole, is not inferior to a single dose of fluconazole.

“The outcome of the study is disappointing. While we were able to demonstrate that clinical efficacy was not inferior to that of fluconazole, the therapeutic cure, which also includes the mycological assessment, did not meet the non-inferiority criteria,” said Dr. Geert Cauwenbergh, Chairman and CEO of Barrier Therapeutics. “We will continue to analyze the massive amount of data to determine next steps for this indication. The results from this single dose study for vaginal candidiasis do not affect our confidence in the potential of Hyphanox for the chronic treatment of onychomycosis, for which the active ingredient, itraconazole, is currently approved in the United States. We will of course also continue to pursue the development of the seven other important product candidates in our clinical pipeline.”

Results from this Phase 3 trial indicate that 26% (105/403) of subjects treated with Hyphanox reached the primary endpoint as compared to 37% (148/397) treated with fluconazole. The primary efficacy endpoint is the proportion of subjects who had a therapeutic cure at the final visit, which was 25 days post treatment. For purposes of this trial, in order to be considered a “therapeutic cure”, the subject must have had both a mycological cure and a clinical cure at day 25. Mycological cure is based on a negative microscopic examination and negative culture for Candida. Clinical cure is based on physician and patient assessment of signs and symptoms. The trial was conducted at 60 centers in the United States and Central America and enrolled a total of over 1200 subjects, of which 800 showed both positive microscopy and culture for the yeast, Candida.

Barrier Therapeutics Announces Phase 3 Results for Hyphanox™ in Vaginal Candidiasis

Hyphanox achieved non-inferiority for the secondary endpoint of clinical cure. The clinical cure rate for Hyphanox was 58% (233/403) compared to 65% (256/397) for fluconazole. Hyphanox failed to achieve non-inferiority for the secondary endpoint of mycological cure, which assessed the presence of yeast at the test of cure visit (day 25). The mycological cure rate for Hyphanox was 36% (143/403) compared to 49% (193/397) for fluconazole. An analysis of the time to resolution, a secondary endpoint based on the subject diary, showed Hyphanox achieved non-inferiority with fluconazole.

There were no treatment related serious adverse events in the trial. Non-serious, treatment related adverse events were evenly distributed between the groups at a rate of approximately 14%.

“To my knowledge, this is the largest double blind, comparative study with oral treatments ever performed in this indication,” Dr. Cauwenbergh added. “I want to thank all of the investigators and everyone else who have been involved in completing this monumental task.”

About Hyphanox

Hyphanox is a unique 200 mg tablet formulation of itraconazole, an antifungal agent that is used in the treatment of various fungal infections, including vaginal candidiasis, commonly known as vaginal yeast infection, and onychomycosis, commonly known as nail fungus. Itrazonazole is approved for the treatment of both onychomycosis and vaginal candidiasis outside the United States, and for onychomycosis in the United States. The Company believes that, if approved, the unique Hyphanox formulation will provide the benefits of once-a-day dosing, lower inter-subject variability and higher bioavailability than 100 mg itraconazole capsules. The Company intends to conduct two Phase 3 placebo controlled trials for Hyphanox in the treatment of onychomycosis.

About Barrier Therapeutics, Inc.

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solagé® (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and Canada for the treatment of solar lentigines, a common condition also known as “age spots” and recently obtained the Canadian distribution rights for Vaniqa® (13.9% eflornithine hydrochloride) for slowing the growth of unwanted facial hair in women. Barrier has eight product candidates in various stages of clinical development. The four most advanced product candidates include one for the treatment of diaper dermatitis complicated by candidiasis, which is under FDA review, and three products, which are in or entering Phase 3 clinical trials for the treatment of seborrheic dermatitis, fungal infections, including vaginal candidiasis and onychomycosis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com.

Conference Call Information

Barrier’s senior management will host a conference call on Wednesday, June 29, 2005 beginning at 5:30 P.M., Eastern Time. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-800-821-1449 (in the United States) or 1-973-409-9261 (internationally). A playback of the call will be available by dialing 1-877-519-4471 (in the United States), or 1-973-341-3080 (internationally) and entering

Barrier Therapeutics Announces Phase 3 Results for Hyphanox™ in Vaginal Candidiasis

passcode 6229946. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.barriertherapeutics.com. An archived version of the webcast will also be available at the same location.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the initiation of clinical trials and the potential for Hyphanox in other indications, the potential benefits of Hyphanox, if approved, over competitive products and the development of our other product candidates. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the outcome of clinical trials, the decisions of regulatory authorities, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in our Quarterly Report on Form 10Q, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

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